UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported):

July 23, 2007

MAXWELL TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-15477	95-2390133
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9244 Balboa Avenue

San Diego, California 92123

(Addresses of principal executive offices, including zip code)

(858) 503-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 23, 2007, Richard D. Balanson resigned from his positions as a member of the Board of Directors of Maxwell Technologies, Inc. (the “Company”) and as the Company’s Chief Executive Officer. Mr. Balanson and the Company have entered into a Transition Agreement pursuant to which Mr. Balanson will provide services to the Company as a part-time employee in exchange for compensation of $465,300 per year through December 31, 2007 and $190,300 per year from 2008 through 2011.

The Board of Directors of the Company has appointed David S. Schramm as President and Chief Executive Officer and as a member of the Board of Directors of the Company, effective July 23, 2007. Mr. Schramm, age 58, is the former President and Chief Executive Officer of EADS North America Defense Test and Services, the U.S. subsidiary of the corporate parent of Airbus. From 2001 to 2006, Mr. Schramm served as President and Chief Executive Officer of Arrowhead Products Corporation. Mr. Schramm and the Company have entered into an agreement (the “Employment Agreement”), pursuant to which Mr. Schramm will receive a salary of $400,000 per year and a yearly incentive bonus with a target amount equal to 100% of his base salary. The actual amount of the bonus will be determined by the Company’s Board of Directors or its Compensation Committee, except that the bonus for the balance of 2007 is guaranteed at the target level (subject to prorating to reflect the amount of time worked in 2007). Mr. Schramm will receive an option to purchase 150,000 shares of the Company’s Common Stock at a price per share equal to the closing price on the date when the option is granted and will receive 100,000 restricted shares of the Company’s Common Stock. Both grants will be made under the Company’s 2005 Omnibus Equity Incentive Plan and will be subject to vesting over Mr. Schramm’s first four years of service. The options and restricted shares vest in full in the event that Mr. Schramm’s employment is actually or constructively terminated within 12 months after the Company is subject to a change in control. If the Company terminates Mr. Schramm’s employment without cause, as defined in the Employment Agreement, he will be entitled to 12 months of base salary and up to 12 months of health care benefits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXWELL TECHNOLOGIES, INC.

By:	/s/ Tim T. Hart
Tim T. Hart
Chief Financial Officer

Date: July 24, 2007